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                                  EXHIBIT 23.1

                     REPORT ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors
Synopsys, Inc.:

Under the date of November 17, 2000, except as to Note 10 which, is as of January 4, 2001, we reported on the consolidated balance sheets of Synopsys, Inc. and subsidiaries as of October 31, 2000 and 1999 and September 30, 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the year ended October 31, 2000, the one-month period ended October 31, 1999 and each of the years in the two-year period ended September 30, 1999. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



                                    KPMG LLP


Mountain View, California
November 17, 2000